Exhibit 5.2

July 15, 2010

América Móvil, S.A.B. de C.V.

Lago Alberto 366

Col. Anáhuac

11320 México, D.F.

Radiomóvil Dipsa, S.A. de C.V.

Lago Alberto 366

Col. Anáhuac

11320 México, D.F.

Ladies and Gentlemen:

We have acted as special Mexican counsel to América Móvil, S.A.B. de C.V. (the “Company”), a corporation (sociedad anónima bursátil de capital variable) organized under the laws of the United Mexican States (“Mexico”), and Radiomóvil Dipsa, S.A. de C.V., a corporation (sociedad anónima de capital variable) organized under the laws of Mexico (the “Guarantor”), in connection with the Company’s offer to exchange U.S.$750,000,000 principal amount of its 5.000% Senior Notes due 2019 that have been registered under the Securities Act of 1933 (the “Exchange Notes”), for any and all outstanding unregistered 5.000% Senior Notes due 2019 (the “Old Notes”), issued under indenture, dated as of September 30, 2009 (the “Base Indenture”), as amended, supplemented and otherwise modified by the first supplemental indenture, dated October 16, 2009 (the “Supplemental Indenture”, and together with the Base Indenture, the “Indenture”). Pursuant to the Indenture, the Guarantor will unconditionally guarantee (such guarantees, the “Guarantees”) all of the Company’s obligations under the Exchange Notes. This opinion letter is rendered upon your request and in connection with the Company’s and the Guarantor’s filing of the Registration Statement on Form F-4 (the “Registration Statement”) with the U.S. Securities and Exchange Commission (the “Commission”) for the registration of the Exchange Notes.

In connection with the foregoing, we have reviewed copies of the following documents:

(i)	the articles of incorporation and by-laws (Estatutos Sociales) of the Company and the Guarantor;

(ii)	the Registration Statement;

América Móvil, S.A.B. de C.V.

July 15, 2010, Page 2

(iii)	an executed copy of the Indenture;

(iv)	the form of Exchange Notes;

(v)	the form of Guarantees; and

(vi)	such other documents as we have deemed necessary as a basis for the opinions hereinafter expressed.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, we have assumed, without any independent investigation or verification of any kind, (i) the validity, binding effect and enforceability of the Indenture and the Exchange Notes under the laws of the State of New York in the United States of America; (ii) that the Exchange Notes conform to the form thereof that we have reviewed and will be duly authenticated and issued, as applicable, in accordance with the terms of the Indenture; (iii) the genuineness and authenticity of all signatures, opinions, documents and papers submitted to us; and (iv) that copies of all opinions, documents and papers submitted to us are complete and conform to the originals thereof. As to questions of fact material to the opinion hereinafter expressed, we have, when relevant facts were not independently established by us, relied upon certificates of the Company, the Guarantor or its officers.

We express no opinion as to any laws other than the laws of Mexico and we have assumed that there is nothing in the law of any other jurisdiction that affects this opinion, which is delivered based upon applicable law as of the date hereof. In particular, we have made no independent investigation of the laws of the United States of America or any jurisdiction thereof as a basis for the opinions stated herein and do not express or imply any opinion on or based on the criteria or standards provided for in such laws. As to questions related to the laws of the United States of America we have relied, without making any independent investigation with respect thereto, and with your consent, for purposes of delivery of this opinion, on the other opinions and certificates delivered in connection with the issuance of the Exchange Notes by all the relevant parties and this opinion, to the extent such opinions and certificates contain assumptions and qualifications, shall be, except with respect to matters of Mexican law, subject to such assumptions and qualifications.

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July 15, 2010, Page 3

With respect to certain statements made by us herein concerning our knowledge of factual matters, the phrase “to the best of our knowledge” and any similar phrase means that, during the course of our special representation of the Company for purposes of the issuance, offering and sale of the Exchange Notes, no information has come to our attention which has given us actual knowledge of the existence or absence of such facts, and other than reviewing our files and records in respect of the Company and the documents and records described above and agreements and documents furnished to us by the Company and consulting with attorneys in our firm, we have not undertaken any independent investigations to determine the existence or absence of such facts.

Based upon the foregoing, having regard for such other considerations as we deem relevant and subject to the further qualifications set forth below, we are of the opinion that:

(i)	the Company has been duly incorporated and is validly existing as a sociedad anónima bursátil de capital variable under the laws of Mexico and has the power and authority to issue and deliver the Exchange Notes under the Exchange Offer;

(ii)	the Guarantor has been duly incorporated and is validly existing as a sociedad anónima de capital variable and has the power and authority to execute the Guarantees; and

(iii)	the Exchange Notes have been duly authorized by the Company and the Guarantees have been duly authorized by the Guarantor.

In rendering the foregoing opinion, we have relied (i) as to factual matters on certificates of directors and executive officers of the Company and the Guarantor and (ii) as to matters of United States federal and New York law on the opinion of Cleary Gottlieb Steen & Hamilton LLP, United States counsel for the Company and the Guarantor.

We note that Rafael Robles Miaja, a partner of this firm, is currently Pro-Secretary of the Board of Directors of the Company.

This opinion is given solely for the purpose of the Company’s and the Guarantor’s filing of the Registration Statement with the Commission for the registration of the Exchange Notes.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the headings “Enforceability of Civil Liabilities”, “Taxation-Mexican Tax Considerations”, and “Validity of the Exchange Notes” in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term “expert” as used in the U.S. Securities Act of 1933, as amended, or the rules and regulations of the Commission issued thereunder. Cleary Gottlieb Steen & Hamilton LLP may rely upon this opinion in rendering their opinion to you. This opinion is not to be relied upon by anyone else or used, circulated, filed, quoted or otherwise referred to for any other purpose, without our prior written consent.

América Móvil, S.A.B. de C.V.

July 15, 2010, Page 4

This opinion is being rendered based on the legal provisions applicable in Mexico as of the date hereof. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any facts that might change the opinions expressed herein after the date hereof.

Very truly yours,

/S/ BUFETE ROBLES MIAJA, S.C.
BUFETE ROBLES MIAJA, S.C.

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